UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 21, 2017

ASHLAND GLOBAL HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-211719	81-2587835
(Commission File Number)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard
Covington, Kentucky 41011
Registrant’s telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Luis Fernandez-Moreno, Senior Vice President of Ashland Global Holdings Inc. (“Ashland”) and President, Chemicals Group is leaving Ashland effective February 28, 2017.  Upon his departure William A. Wulfsohn, Ashland’s Chief Executive Officer and Chairman of the Board, will assume a more direct role in the global leadership responsibility for Ashland’s Chemicals businesses.
In connection with his departure, Mr. Fernandez-Moreno is being offered a Separation Agreement and General Release pursuant to which Mr. Fernandez-Moreno will agree to certain restrictive covenants and provide a general release of claims, in exchange for a separation package that includes:
• a lump sum severance payment equal to 78 weeks of his base salary, in accordance with the terms of the Ashland Severance Pay Plan;

• continued coverage under Ashland's medical and dental plans at no cost to Mr. Fernandez-Moreno for the first 5 months of the applicable 18-month COBRA continuation coverage period;

• accelerated pro-rata vesting of certain one-time restricted stock awards and pro-rata payment of incentive compensation and outstanding LTIP Plan performance units, each granted under the Ashland Incentive Plan in effect at the time of grant; and

• executive level outplacement assistance for a 12-month period following his termination date.

A pro-rata portion of Mr. Fernandez-Moreno’s performance-based restricted stock award will remain outstanding following his termination date in accordance with its terms.  All other outstanding restricted stock awards, restricted stock units, and stock appreciation rights that are not vested as of Mr. Fernandez-Moreno’s termination date will be forfeited.
Mr. Fernandez-Moreno is also being offered an additional agreement that will provide him with a lump sum payment of $1,200,000 in exchange for his observance of certain restrictive covenants for a 24-month period following his termination date, payable following the conclusion of the 24-month period.
This and other management changes are discussed in more detail in the news release attached hereto as Exhibit 99.1, which is incorporated by reference into this Item 5.02.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits
99.1	News Release dated February 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND GLOBAL HOLDINGS INC.
(Registrant)

February 21, 2017	/s/ Peter J. Ganz
Peter J. Ganz
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

99.1	News Release dated February 21, 2017.

h